Exhibit 2.2

Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 11, 2018, is made by and among Waitr Holdings Inc., a Delaware corporation (“Buyer”), Bregal Sagemount II L.P., Bregal Sagemount II-A L.P. and Bregal Sagemount II-B L.P. (each, a “Selling Stockholder” and collectively the “Selling Stockholders”), and, solely for purposes of Section 1.1, 5 and Section 8, Bitesquad.com, LLC (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them under that certain Agreement and Plan of Merger, dated as of December 11, 2018 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, Buyer and Wingtip Merger Sub, Inc. (“Merger Sub”).

WHEREAS, each Selling Stockholder owns the number of issued and outstanding shares of common stock of BSI2 Hold Daisy, Inc., a Delaware corporation (the “Blocker Corp”) set forth next to the name of such Selling Stockholder on Exhibit A attached hereto, which such shares, in the aggregate, constitute all of the issued and outstanding capital stock of the Blocker Corp;

WHEREAS, the Blocker Corp holds an aggregate of 1,092,034 Series C Preferred Units of the Company (the “Subject Units”); and

WHEREAS, immediately prior to the Effective Time of the Merger, each Selling Stockholder desires to sell all of the issued and outstanding shares of common stock in the Blocker Corp set forth next to the name of such Selling Stockholder on Exhibit A (collectively, the “Blocker Shares”) to Buyer pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.            Purchase and Sale

1.1.       Sale and Purchase. At the Closing, Buyer hereby agrees to purchase from each Selling Stockholder, and each Selling Stockholder hereby agrees to sell, transfer and assign to Buyer, such Selling Stockholder’s Blocker Shares, free and clear of any and all Liens, and Buyer hereby agrees to pay to each Selling Stockholder, as sole consideration for the Blocker Shares transferred by such Selling Stockholder, by wire transfer of immediately available funds an amount in cash equal to the amount required to be paid to the Selling Stockholders for each such Blocker Share pursuant to the terms of the Bitesquad.com, LLC Operating Agreement as in effect as of immediately prior to the Closing, which, for the avoidance of doubt, assuming the Closing occurs prior to January 6, 2020, shall be $60,000.06088 for each such Blocker Share (the “Initial Per Blocker Share Consideration Amount”) (unless the Merger Agreement is amended after the date hereof to increase the Base Cash Consideration and/or the Stock Consideration Value to the point where the Selling Stockholders would be entitled to a greater amount per Blocker Share than the Initial Per Blocker Share Consideration Amount according to the terms of the Rocket Operating Agreement (in which case the Selling Stockholders shall be entitled to determine in their sole discretion, whether to receive the Initial Per Blocker Share Consideration Amount or such increased consideration) and, if the Selling Stockholders determine to receive such increased consideration, then the parties will cooperate to make appropriate modifications to this Agreement and the Merger Agreement to reflect the foregoing and the payment of such increased consideration to the Selling Stockholders). The aggregate consideration payable to all Selling Stockholders in respect of the Blocker Shares pursuant to this Section 1.1 is referred to herein as the “Blocker Consideration.” The Company hereby acknowledges and agrees that all payments of the Blocker Consideration shall be made pursuant to the terms of this Agreement (and not under the Merger Agreement).

1.2.        Closing; Deliverables.

(a)          The closing of the transactions contemplated by this Agreement shall take place on the Closing Date and be effective as of immediately prior to the Effective Time. Completion of the transactions contemplated by this Agreement is conditional upon the occurrence of the Closing. Upon termination of the Merger Agreement in accordance with Article VIII of the Merger Agreement, this Agreement shall thereupon automatically terminate without further action by the parties hereto and become null and void and no party shall have any rights, liabilities or claims hereunder against any other party hereto.

(b)          On the Closing Date, the Selling Stockholders shall deliver, or cause to be delivered, to Buyer, certificate(s) representing all of the Blocker Shares being sold hereunder (solely to the extent such Blocker Shares are actually certificated) and duly executed stock transfer powers providing for the transfer of all of the Blocker Shares held by such Selling Stockholder.

1.3.        Further Assurances. Subject to the terms and conditions provided herein and in the Merger Agreement, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 6) reasonably promptly after the date hereof, including obtaining all licenses, consents, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the transactions contemplated by this Agreement; provided, that in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated by this Agreement. The parties acknowledge and agree that nothing contained in this Section 1.3 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any party’s obligations under this Agreement or the Merger Agreement.

Section 2.            Representations and Warranties of the Selling Stockholders

Each Selling Stockholder (on an individual basis) represents and warrants to Buyer as follows:

2.1.        Organization and Authority. The Selling Stockholder is a limited partnership duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction of such Selling Stockholder and has all requisite limited partnership power and authority to enter into and perform its obligations under this Agreement.

2.2.        Authorization and Enforceability. The Selling Stockholder has all requisite company power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved in accordance with the Selling Stockholder’s Organizational Documents and no other company proceeding on the part of the Selling Stockholder is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Selling Stockholder and assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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2.3.        Noncontravention; Governmental Authorities; Consents.

(a)          The execution, delivery and performance of this Agreement by the Selling Stockholder and the consummation of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of, or result in the breach of such Selling Stockholder’s Organizational Documents, (ii) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to such Selling Stockholder or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any material Contract to which such Selling Stockholder is bound, except in the case of clauses (ii) and (iii), where the failure of such representations to be true would not have, individually or in the aggregate, a material adverse effect on the ability of such Selling Stockholder to enter into and perform its obligations under this Agreement.

(b)          No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Selling Stockholder with respect to its execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for applicable requirements of the HSR Act and Federal Securities Laws.

2.4.        Ownership. The Selling Stockholder owns its Blocker Shares, free and clear of any and all Liens other than restrictions on transfer under applicable state and federal securities laws.

2.5.        No Brokers Fees. Except as set forth on Schedule 4.23 of the Merger Agreement (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Selling Stockholder or any of its Affiliates (excluding the Company).

2.6.        No Additional Representations and Warranties. Except as provided in this Section 2 and Section 3, none of the Selling Stockholder or any of its directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty (express or implied) to Buyer, the Company or their Affiliates. Except for the representations and warranties expressly made by the Selling Stockholders in this Section 2 and Section 3, all other representations and warranties, whether express or implied, are expressly disclaimed by the Selling Stockholders.

Section 3.            Representations and Warranties regarding the Blocker Corp.

The Selling Stockholders, severally, and not jointly and severally (based on their percentage of the number of Blocker Shares held by such Selling Stockholder as of immediately prior to the Closing relative to the aggregate number of Blocker Shares held by all Selling Stockholders as of immediately prior to the Closing), represent and warrant to Buyer as follows:

3.1.        Organization and Authority. The Blocker Corp is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite company power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the Blocker Corp previously made available by the Blocker Corp to Buyer and its representatives, are true, accurate and complete and are in effect as of the date of this Agreement. The Blocker Corp is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or by the Blocker Corp and the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Blocker Corp to enter into and perform its obligations under this Agreement.

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3.2.        Noncontravention; Governmental Authorities; Consents.

(a)          The execution, delivery and performance of this Agreement by the Selling Stockholders and the consummation of the transactions contemplated by this Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Blocker Corp’s Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to the Blocker Corp, or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material contract to which the Blocker Corp is bound, or (d) result in the creation of any Lien upon any of the material properties or assets of the Blocker Corp, except in the case of clauses (b), (c) and (d), where any such conflict has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Blocker Corp to enter into and perform its obligations under this Agreement.

(b)          No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Blocker Corp with respect to its execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for applicable requirements of the HSR Act and Federal Securities Laws.

3.3.        Capitalization.

(a)          The issued and outstanding shares of capital stock of the Blocker Corp consist of 1,000 shares of common stock, par value $0.001 per share. The Blocker Shares, which constitute all of the issued and outstanding shares of common stock of the Blocker Corp, (x) have been duly authorized and validly issued and are fully paid and nonassessable, (y) were issued in compliance in all material respects with applicable Law, and (z) were not issued in breach or violation of any preemptive rights or Contract. Set forth on Exhibit A is a true, accurate and complete list of each holder of Blocker Shares and the number of Blocker Shares held by each holder thereof as of the date hereof. There are no other equity interests of the Blocker Corp authorized, reserved, issued or outstanding.

(b)          There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Blocker Corp to issue, sell or otherwise cause to become outstanding any capital stock in the Blocker Corp. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of the Blocker Corp.

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(c)          Except for the Bitesquad.com, LLC Operating Agreement, there are no voting trusts, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any capital stock of the Blocker Corp.

(d)          The Blocker Corp owns the Subject Units, free and clear of any and all Liens, except for Liens under the Bitesquad.com, LLC Operating Agreement and restrictions on transfer under applicable state and federal securities laws.

3.4.        No Other Liabilities. The Blocker Corp has never conducted any business other than holding the Subject Units, has no employees and has no Liabilities other than ordinary course administrative expenses related to maintaining its existence. The Blocker Corp has no assets other than the Subject Units.

3.5.        No Brokers Fees. Except as set forth on Schedule 4.23 of the Merger Agreement (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Blocker Corp or any of its Affiliates (excluding the Company).

3.6.        Compliance with Laws. The Blocker Corp has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, except such non-compliance as would not have a material adverse effect.

3.7.        Litigation and Proceedings. There are no pending or, to the actual knowledge of the board of directors of the Blocker Corp, threatened, Actions against the Blocker Corp. The Blocker Corp is not subject to any Governmental Order, or, to the actual knowledge of the board of directors of the Blocker Corp, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any open injunction binding upon the Blocker Corp.

3.8.        Blocker Corp Tax Matters.

(a)          All Tax Returns required by Law to be filed by the Blocker Corp have been timely filed, and all such Tax Returns have been filed in a manner consistent with the information (including IRS Form 1065, Schedules K-1) provided to the Blocker Corp by the Company.

(b)          All material amounts of Taxes due and owing by the Blocker Corp have been paid.

(c)          The Blocker Corp has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

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(d)          The Blocker Corp is not engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. The Blocker Corp has not received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the actual knowledge of the board of directors of the Blocker Corp, no such claims have been threatened. With respect to the Blocker Corp, no written claim has been made, and to the actual knowledge of the board of directors of the Blocker Corp, no oral claim has been made, since the Blocker Corp’s incorporation by any Governmental Authority in a jurisdiction where the Blocker Corp does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Blocker Corp and no written request for any such waiver or extension is currently pending.

(e)          Notwithstanding anything in this Agreement to the contrary, the Selling Stockholders make no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company or the Blocker Corp (e.g., net operating losses) arising in any taxable period (or portion thereof) ending on or prior to the Closing Date (each, a “Tax Attribute”), or the ability of Buyer or any of its Affiliates (including the Surviving Company or the Blocker Corp) to utilize such Tax Attributes after the Closing.

Section 4.            Representations and Warranties of Buyer.

Except as set forth in the SEC Reports, Buyer represents and warrants to the Selling Stockholders as follows:

4.1.        Organization and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to enter into this Agreement or consummate the transactions contemplated by this Agreement or the Merger Agreement.

4.2.        Authorization and Enforceability. Buyer has all requisite corporate or entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement and the Merger Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and the Merger Agreement have been duly and validly authorized and approved by the board of directors of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or the Merger Agreement. This Agreement has been duly and validly executed and delivered by Buyer and assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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4.3.        Noncontravention.

(a)          The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement and the Merger Agreement do not and will not (i) conflict with or violate any provision of, or result in the breach of Buyer Organizational Documents or any organizational documents of any Subsidiaries of Buyer (including Merger Sub), (ii) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Buyer, or any of their respective properties or assets, (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Buyer or any Subsidiaries of Buyer (including Merger Sub) is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (iv) result in the creation of any Lien upon any of the properties or assets of Buyer or any Subsidiaries of Buyer (including Merger Sub), except (in the case of clauses (ii), (iii) or (iv) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement.

(b)          No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer with respect to its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement or the Merger Agreement, except for applicable requirements of the HSR Act and Federal Securities Laws.

4.4.        Additional Representations. The Buyer’s representations and warranties set forth in Sections 5.4 through and including 5.9, Section 5.11 and Section 5.14 of the Merger Agreement, including the corresponding disclosures on the Disclosure Schedules, if any, are hereby incorporated by reference in this Section 4, mutatis mutandis.

4.5.        No Other Representations. Except as provided in this Section 4, none of Buyer or any of its directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty to the Blocker Corp, the Selling Stockholders or their Affiliates. Except for the representations and warranties expressly made by Buyer in this Section 4, all other representations and warranties, whether express or implied, are expressly disclaimed by Buyer.

Section 5.            Covenants.

5.1.        It is the intent of the parties that this Agreement and the Merger Agreement provide for the sale of the Blocker Shares to Buyer for all U.S. federal income tax purposes and not the sale of the underlying Subject Units held by the Blocker Corp. For avoidance of doubt, the Blocker Corp will not be selling any Subject Units pursuant to the Merger Agreement, and the Blocker Consideration payable in respect of the Blocker Shares is being paid directly by Buyer to the Selling Stockholders pursuant to this Agreement and not pursuant to the Merger Agreement. Buyer and the Selling Stockholder shall, and Buyer shall cause the Blocker Corp (after the Closing) to, (i) report the transactions contemplated by this Agreement in all respects consistently with the foregoing for U.S. federal, state, local and non-U.S. Tax purposes and (ii) not take any actions or positions inconsistent with the foregoing unless required by a Tax authority.

5.2.        Each party shall take such other actions and execute such other agreements as are reasonably necessary to assure that the transactions contemplated by the Merger Agreement and this Agreement, when taken together, reflect the intent of the parties described in this Section 5.

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5.3.        The covenants of Buyer and the Company set forth in Section 6.9 of the Merger Agreement (other than Section 6.9(b) of the Merger Agreement) are hereby incorporated by reference in this Section 5.3, mutatis mutandis, and the parties hereby expressly agree that (a) the members of the board of directors (and their respective successors, heirs, and representatives) of the Blocker Corp shall be deemed to be Indemnified Persons for the purposes of this Section 5.3 and (b) the Indemnified Persons to whom this Section 5.3 applies (including, for the avoidance of doubt, all members of the board of directors (and their respective successors, heirs and representatives) of the Blocker Corp) shall be third party beneficiaries of this Section 5.3, each of whom may enforce the provisions of this Section 5.3; provided, however, that nothing in this Section 5.3 shall restrict Buyer’s ability to liquidate or merge the Blocker Corp out of existence after the Closing Date.

5.4.        During the period commencing on the date of this Agreement and ending on the Closing Date, the Selling Stockholders shall cause the Blocker Corp to operate in the ordinary course of business, consistent with past practice.

5.5.        Tax Matters.

(a)          Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Blocker Corp after the Closing Date with respect to a Pre-Closing Tax Period and shall timely pay all Taxes that are due and payable by the Blocker Corp after the Closing Date, including Taxes with respect to Pre-Closing Tax Periods.

(b)          Buyer and the Blocker Corp shall not make any election under Sections 336 or 338 of the Code (or any comparable election under the Tax laws of any state, local or foreign jurisdiction).

(c)          Prior to the filing of each Blocker Corp income tax return for the taxable year of the Blocker Corp that ends on the Closing Date, none of Buyer or any of its Affiliates (including the Blocker Corp after the Closing) shall, without the prior written consent of the Selling Stockholders, (i) amend any Tax Return of the Blocker Corp with respect to a Pre-Closing Tax Period, or (ii) take any actions with respect to Pre-Closing Tax Periods without the consent of the Selling Stockholders that could adversely affect the Taxes or other liabilities (including any liability under this Agreement) of the Selling Stockholders; provided, however, that nothing herein shall restrict Buyer’s ability to liquidate or merge Blocker Corp out of existence after the Closing Date, provided further that Buyer will not cause the Blocker Corp to be liquidated or merged if such liquidation or merger of the Blocker Corp would constitute part of a transaction or series of transactions that is the same, or substantially similar to the “Intermediary Transaction Tax Shelter” described in IRS Notice 2001-16 and IRS Notice 2008-111.

(d)          After the Closing Date, each of the Selling Stockholders and Buyer shall (and shall cause their respective Affiliates to):

(i)          assist the other party in preparing (or amending) any Tax Returns which such other party is responsible for preparing and filing in respect of the Blocker Corp;

(ii)         cooperate fully in preparing for and participating in any audits of, requests for information from, or disputes with Governmental Entities regarding, any Tax Returns or Taxes assessed in respect of the Blocker Corp;

(iii)        make available to the other and to any Governmental Entity as reasonably requested all information, records and documents relating to Taxes of the Blocker Corp; and

(iv)        furnish the other with copies of all correspondence received from any Governmental Entity in connection with any Tax audit or information request with respect to any such Taxable period.

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(e)          Notwithstanding anything to the contrary contained herein, Buyer shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions described in this Agreement. Buyer shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes.

(f)           At or prior to the Closing, the Selling Stockholder shall have caused the Blocker Corp to have delivered to Buyer a properly executed statement pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date certifying that the Blocker Shares do not constitute “United States real property interests” under Section 897(c) of the Code.

(g)          The obligations of the parties set forth in this Section 5.5 shall remain in effect without limitation as to time.

5.6.        Consummation of the Merger. Each of Buyer and the Company hereby agrees that it shall not consummate the transactions contemplated by the Merger Agreement (including the Merger) without concurrently consummating of the transactions hereunder.

5.7.        SEC Matters. From and after the date hereof until the earlier of the termination of this Agreement or the one (1) year anniversary following the Closing, the Selling Stockholders shall reasonably cooperate and use commercially reasonable efforts, to timely provide any information relating to the Selling Stockholders’ investment in the Blocker Corp to Buyer that is required to be included within any SEC filing; provided, however, in no event shall the Selling Stockholders be required to provide any information regarding the Selling Stockholders or any of their respective direct or indirect Affiliates, partners, limited partners, general partners, equityholders, directors, officers, managers, employees, agents or advisors. Subject to the immediately preceding sentence, from and after the date hereof until the earlier of the termination of this Agreement or the one (1) year anniversary following the Closing, the Selling Stockholders shall use commercially reasonable efforts to make their employees, attorneys, accountants and auditors reasonably available during normal business hours to Buyer and its counsel in connection with the drafting of any filings to be made by Buyer under the Exchange Act and/or the Securities Act. Buyer shall be responsible for any reasonable documented out-of-pocket expenses incurred by the Selling Stockholders in connection their cooperation under this Section 5.7.

Section 6.            Closing Conditions.

6.1.        Conditions to the Obligations of Buyer and the Selling Stockholders. The obligations of Buyer and the Selling Stockholders to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)          All of the closing conditions set forth in Section 7.1 of the Merger Agreement shall have been satisfied or validly waived (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions), and the transactions contemplated by the Merger Agreement shall be consummated concurrently with the consummation of the transactions hereunder; and

(b)          No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

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6.2.        Conditions to Buyer’s Obligations. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer:

(a)          The representations and warranties of the Selling Stockholders set forth in (i) Section 2, Section 3.1 (Organization and Authority), Section 3.2 (Authorization and Enforceability), Section 3.3(a) (Noncontravention), Section 3.4 (Capitalization), Section 3.5 (No Other Liabilities) and Section 3.6 (No Brokers Fees) shall be true and correct in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all respects as of such earlier date) and (ii) all other subsections of Section 3 shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date), except where the failure of all such representations of the Selling Stockholders referred to in this clause (ii) to be so true and correct would not, individually or in the aggregate; have a material adverse effect on the ability of the Selling Stockholders to enter into and perform their obligations under this Agreement;

(b)          Each of the covenants of the Selling Stockholders to be performed as of or prior to the Closing under the terms of this Agreement shall have been performed in all material respects;

(c)          Each Selling Stockholder shall have delivered to Buyer a certificate, dated as of the Closing Date, stating that the conditions specified in Section 6.2(a) and Section 6.2(b), as they relate to such Selling Stockholder, have been satisfied; and

(d)          All of the closing conditions set forth in Section 7.2 of the Merger Agreement shall have been satisfied or validly waived (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions), and the transactions contemplated by the Merger Agreement shall be consummated concurrently with the consummation of the transactions hereunder.

6.3.        Conditions to the Selling Stockholders’ Obligations. The obligations of each Selling Stockholder to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Selling Stockholders:

(a)          The representations and warranties of Buyer set forth in Section 4 shall be shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date);

(b)          Each of the covenants of Buyer to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)          Buyer shall have delivered to the Selling Stockholders a certificate of an authorized officer of Buyer in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 6.3(a) and 6.3(b), as they relate to Buyer, have been satisfied; and

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(d)          All of the closing conditions set forth in Section 7.3 of the Merger Agreement shall have been satisfied or validly waived (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions), and the transactions contemplated by the Merger Agreement shall be consummated concurrently with the consummation of the transactions hereunder.

Section 7.            Survival

7.1.        Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing and all of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall expire upon the occurrence of the Closing, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing and then only to such extent.

Section 8.            Miscellaneous

8.1.        Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, shall be issued or made by any party without the prior written consent, which shall not be unreasonably withheld, conditioned or delayed, of Buyer, the Company and the Selling Stockholders, unless required by Law or the requirements of any national securities exchange (in the reasonable opinion of counsel) in which case Buyer, the Company and the Selling Stockholders shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication; provided, however, that without the consent of Buyer or the Company, the Selling Stockholders may provide general information about the subject matter of this Agreement in connection with their respective fund raising, marketing, informational or reporting activities; and, provided, further, that no such consent shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any party in compliance with this Section 8.1.

8.2.        Expenses. Except as otherwise expressly provided in the Merger Agreement, the parties hereby agree that (a) Buyer shall pay all of its own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants and (b) all (i) Taxes of the Blocker Corp with respect to Pre-Closing Tax Periods and (ii) fees and expenses incurred by the Blocker Corp and the Selling Stockholders in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall, in each case with respect to this clause (b), constitute Transaction Expenses under the Merger Agreement and shall be payable by the Company in accordance with the applicable terms of the Merger Agreement. Buyer shall pay on demand any and all costs of collecting or enforcing payment under this Agreement incurred by any Selling Stockholder, including reasonable attorneys’ fees, in enforcing Buyer’s obligations under this Agreement.

8.3.        Notices. To be valid for purposes hereof, any Notice that is required or permitted hereunder shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally; (b) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

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Notices to Buyer:

Waitr Holdings Inc.

844 Ryan Street, Suite 300

Lake Charles, Louisiana 70601

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel Rubinstein

Notices to the Selling Stockholders:

c/o Bregal Sagemount II LP

2nd Floor

Windward House

La Route de la Liberation

St. Helier

Jersey JE2 3BQ

Channel Islands

Attn: Paul Bradshaw

with a copy to (which shall not constitute notice):

Bregal Investments, Inc.

277 Park Avenue

29th Floor

New York, NY 10172

Attn: Michelle Riley

Email: Mriley@bregal.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Andrew J. Weidhaas, Esq. and Jared Spitalnick
Email: AWeidhaas@goodwinlaw.com and Jspitalnick@goodwinlaw.com

8.4.        Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by merger, operation of law or otherwise by Buyer or the Selling Stockholders without the prior written consent of the non-assigning parties.

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8.5.        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

8.6.        References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section” or “Exhibit” shall be deemed to refer to a section of this Agreement or exhibit to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

8.7.        Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

8.8.        Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed (a) in the case of any amendment, by the Selling Stockholders and Buyer and (b) in the case of a waiver, by the party or parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

8.9.        Complete Agreement. This Agreement, the Merger Agreement and the other documents referred to herein (including the Disclosure Schedules) and other documents executed in connection herewith or at the Closing contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to such subject matter in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

8.10.      Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement and their respective successors and permitted assignees any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding the foregoing, in the event the Closing occurs, the Indemnified Persons (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 5.3 of this Agreement.

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8.11.      Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.12.      Buyer Deliveries. Buyer agrees and acknowledges that all documents or other items delivered or made available to a representative of Buyer shall be deemed to be delivered or made available, as the case may be, to Buyer for all purposes hereunder.

8.13.      Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by Buyer and the Selling Stockholder and confirmed as released by their respective authorized representatives.

8.14.      Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument.

8.15.      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

8.16.      Jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HERETO HEREBY AGREE NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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8.17.      No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

8.18.      Acknowledgment of Buyer. In making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the representations and warranties regarding the Blocker Corp and the Selling Stockholders expressly and specifically set forth in this Agreement. Such representations and warranties by Selling Stockholders constitute the sole and exclusive representations and warranties of the Selling Stockholders to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied (including any relating to the future financial condition, results of operations, assets or liabilities of the Blocker Corp, or the quality, quantity or condition of the assets of the Blocker Corp) are specifically disclaimed by the Selling Stockholders. Except as expressly provided in this Agreement, the Selling Stockholders do not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, conformity to samples, or condition of the assets of the Blocker Corp or any part thereto. Accordingly, Buyer hereby acknowledges that the Selling Stockholders are not making any representation or warranty with respect to any projections, including projected statements of operating revenues and income from operations of the Blocker Corp or any business plan information, if any, that Buyer may have received from the Selling Stockholders in connection with the negotiation and execution of this Agreement. Buyer further agrees that (i) none of the Blocker Corp, the Selling Stockholders nor any other Person shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution or failure to distribute to the Buyer, or the Buyer’s use of, any such forward-looking information and (ii) the Buyer has not relied on any such information.

8.19.      Waiver of Conflicts. Recognizing that Goodwin Procter LLP (“GP”) has acted as legal counsel to the Selling Stockholders and their respective Affiliates and the Blocker Corp, and that GP intends to act as legal counsel to the Selling Stockholders and their respective Affiliates after the Closing, each of Buyer and the Surviving Company (on behalf of itself and its Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with GP representing any of the Selling Stockholders and/or their respective Affiliates after the Closing as such representation may relate to Buyer, the Blocker Corp, the Surviving Company (and its Subsidiaries) or the transactions contemplated herein.  In addition, all communications involving attorney-client confidences between any of the Selling Stockholders and/or their respective Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Selling Stockholders and their Affiliates (and not Buyer, the Blocker Corp or the Surviving Company and its Subsidiaries).  Accordingly, none of Buyer, the Blocker Corp or the Surviving Company and its Subsidiaries shall have access to any such communications, or to the files of GP relating to such engagement, whether or not the Closing shall have occurred.

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8.20.      Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 1.2, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.20 shall not be required to provide any bond or other security in connection with any such injunction.

*      *      *      *

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

BUYER:

WAITR HOLDINGS INC.

By:	/s/ Chris Meaux
Name: Chris Meaux
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

SELLING STOCKHOLDERS:

BREGAL SAGEMOUNT II L.P.
By: Bregal Sagemount II General Partner Jersey Limited, its General Partner

By:	/s/ Paul Andrew Bradshaw

Name: Paul Andrew Bradshaw
Title: Director

By:	/s/ Elena Dinamling Bubod

Name: Elena Dinamling Bubod
Title: Alternate Director

BREGAL SAGEMOUNT II-A L.P.
By: Bregal Sagemount II Jersey Limited, its General Partner

By:	/s/ Paul Andrew Bradshaw

Name: Paul Andrew Bradshaw
Title: Director

By:	/s/ Elena Dinamling Bubod

Name: Elena Dinamling Bubod
Title: Alternate Director

BREGAL SAGEMOUNT II-B L.P.
By: Bregal Sagemount II Jersey Limited, its General Partner

By:	/s/ Paul Andrew Bradshaw

Name: Paul Andrew Bradshaw
Title: Director

By:	/s/ Elena Dinamling Bubod

Name: Elena Dinamling Bubod
Title: Alternate Director

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:

Solely for purposes of Section 1.1, 5 and Section 8:

BITESQUAD.COM, LLC

By:	/s/ Kian Salehi
Name: Kian Salehi
Title: Co-Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Exhibit A

Selling Stockholder	Blocker Shares	Blocker Consideration

Bregal Sagemount II L.P.	817.48000	$49,048,850.68

Bregal Sagemount II-A L.P.	73.06000	$4,383,603.92

Bregal Sagemount II-B L.P.	109.46000	$6,567,606.28

TOTAL:	1,000	$60,000,060.88